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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports on the consolidated financial statements of Holley Performance Products Inc., Hooker Industries, Inc. and Nitrous Oxide Systems, Inc., and to all references to our firm included in or made a part of this registration statement
(No. 333-89061) of Holley Performance Products Inc., relating to the registration of its 12 1/4% Senior Notes due 2007, Series B.



                                                      /s/ Arthur Andersen LLP


Nashville, Tennessee
January 19, 2000